Exhibit 10(e)1

December 11, 2014

Mr. Chip Troxclair
1630 Westshore Drive
Houston, Texas 77094

Dear Chip:

We are pleased to extend you a conditional offer of employment for the position of Vice President - Kemper Development. You will be an officer of Mississippi Power Company and report directly to Ed Holland, and your expected start date will be January 2, 2015.

The terms and conditions of your employment are as follows:

•	An annual base salary of $600,000 to be paid on a bi-weekly basis in accordance with the Company's normal payroll practices.

•
Participation in the Company's annual variable pay plan; the Performance Pay Program (PPP). Your Target Award under this plan is 100% of annual base salary. The actual amount of any award you may receive can range from 0-200% of target based upon company, business unit and individual performance.

•	A signing bonus of $275,000 payable within 30 days from date of hire.

•
Payment of all reasonable travel and commuting expenses related to the Kemper Project, including use of System Air for commuting between Houston/Charlotte and Meridian. As appropriate, such expense repayments will be grossed-up where subject to personal income tax.

•
Participation in the capital accumulation plans sponsored by the Company for similarly situated employees including the Southern Company Employee Savings Plan, the Southern Company Supplemental Benefit Plan and the Southern Company Deferred Compensation Plan pursuant to the terms and eligibility requirement of those plans.

•	You will receive paid holidays (10 per year) and 20 days (160 hours) of vacation.

•	Safe and effective completion bonus as described in Attachment 1.

Southern Company strictly prohibits its employees from using or disseminating any confidential information of a prior employer and related materials while employed by Southern Company. We are hereby advising you that Southern Company does not want such confidential information nor does Southern Company want you to utilize such information while employed at Southern Company. By signing this letter, you agree that to the extent that you have any confidential information from any previous employer or any of its affiliated companies, you will not use, disclose or disseminate that confidential information, directly or indirectly, while employed by Southern Company. You further agree that all confidential records, documents, and similar items of your former employer shall not be utilized while employed with Southern Company

This offer is contingent upon you successfully meeting Southern Company's employment requirements which include, but are not limited to, verification of your application, a satisfactory background investigation and drug screen. We will contact you to confirm your start date after these employment requirements have been completed.

Your medical coverage begins on your first day of employment. You will receive information from our Employee Service Center within 10 days of your start date that provides directions on enrolling for your benefits coverages. In the interim, if you need medical attention, you will be covered under a basic benefit plan which consists of medical, long-term disability, and non-contributory life insurance.

We look forward to having you as part of our team! If you have any questions, please don't hesitate to contact me.

Sincerely,

/s/G. Edison Holland

SOUTHERN COMPANY
ATTACHMENT 1

For purposes of this letter agreement, it is agreed that the Executive's entitlement to all or part of the target bonus for safe and effective completion of the Kemper Project (as defined below) will include the following considerations, as determined in the sole discretion of the chief executive officer ("CEO") of Mississippi Power Company (the "Company").

•	Adherence to all policies, procedures, regulation and laws of and applicable to the Company, including without limitation:

—   Ethical and Legal Compliance Expectations
—   Equal Employment/ Harassment
—   Workplace Threats and Violence
—   Electronic Communications
—   Safety and the Environment
—   Drugs and Alcohol
—   Conflict of Interest

•
Consistent commitment to the Company's standards of personal and workplace safety, process safety management and ethical conduct, as exhibited through tone from the top communications and behaviors, and effective execution of related policies and practices

•"Completion" of the Kemper Project shall occur when Kemper IGCC is placed in service.

The following schedule reflects the target bonus payable to Executive upon authorization of the CEO following Completion of the Kemper Project as of the listed dates:

On or before October 31, 2015	up to $1,000,000
On or before November 30, 2015	up to $900,000
On or before December 31, 2015	up to $800,000
On or before January 31, 2016	up to $700,000
On or before February 29, 2016	up to $600,000
On or before March 31,2016	up to $500,000

Any bonus payment authorized by the CEO shall be paid no later than thirty (30) days following Completion of the Kemper Project.